Supplement Dated May 22, 2002 (To Prospectus dated December 20, 2001)	Rule 424(c)(2) as applied to Rule 424(b)(3) Commission File No. 333-88207

CLEAN ENERGY
COMBUSTION SYSTEMS INC.

6,119,499 Shares of Common Stock

On pages 1, 16 (in that section captioned "Determination Of Offering Price") and 73-74 (in that section captioned "Plan Of Distribution") of our prospectus dated December 20, 2001 and declared effective on December 21, 2001 relating to the offer and sale or distribution by some of our stockholders of up to 6,119,499 shares of our common stock, we stated that up to 681,696 of those shares would be sold at a price of $0.0001 per share by five of our shareholders, while the balance of the shares would be distributed by three of our shareholders who are corporations to their shareholders in the form of a dividend. This prospectus supplement confirms that it is the intent and plan of the shareholders who are selling their shares of common stock under the prospectus to sell those shares at a price that equals or does not exceed the prevailing market price for those shares. Pages 1, 16 (Determination Of Offering Price) and 73-74 (Plan Of Distribution) of the prospectus are hereby amended by this supplement to be consistent with the hereinabove described intent and plan.

7087 MacPherson Avenue, Burnaby, British Columbia, Canada V5J 4N4
(604) 435-9339